ORKO SILVER CORP. (FORMERLY ORKO GOLD CORPORATION)

2610 - 1066 West Hastings Street

Vancouver, British Columbia

V6E 3X2

INFORMATION CIRCULAR

as of March 17, 2006 (unless otherwise noted)

MANAGEMENT SOLICITATION

This Information Circular is furnished to you in connection with the solicitation of proxies by management of Orko Silver Corp. (Formerly Orko Gold Corporation) (“we”, “us” or the “Company”) for use at the Annual General and Special Meeting (the “Meeting”) of shareholders of the Company to be held on April 21, 2006, and at any adjournment of the Meeting.  The Company will conduct its solicitation by mail and our officers, directors and employees may, without receiving special compensation,  contact shareholders by telephone, electronic means or other personal contact.  The Company will not specifically engage employees or soliciting agents to solicit proxies.  We do not reimburse shareholders, nominees, or agents for their costs of obtaining authorization from their principals to sign forms of proxy.  We will pay the expenses of this solicitation.

APPOINTMENT OF PROXY HOLDER

The persons named as proxy holders in the enclosed form of proxy are the Company’s directors or officers.  As a shareholder, you have the right to appoint a person (who need not be a shareholder) in place of the persons named in the form of proxy to attend and act on your behalf at the Meeting.  To exercise this right, you must either insert the name of your representative in the blank space provided in the form of proxy and strike out the other names or complete and deliver another appropriate form of proxy.

A proxy will not be valid unless it is dated and signed by you or your attorney duly authorized in writing or, if you are a corporation, by an authorized director, officer, or attorney of the corporation.

VOTING BY PROXY

The persons named in the accompanying form of proxy will vote or withhold from voting the shares represented by the proxy in accordance with your instructions, provided your instructions are clear.  If you have specified a choice on any matter to be acted on at the Meeting, your shares will be voted or withheld from voting accordingly.  If you do not specify a choice or where you specify both choices for any matter to be acted on, your shares will be voted in favour of all matters.

The enclosed form of proxy gives the persons named as proxy holders discretionary authority regarding amendments or variations to matters identified in the Notice of Meeting and any other matter that may properly come before the Meeting.  As of the date of this Information Circular, our management is not aware of any such amendment, variation or other matter proposed or likely to come before the Meeting.  However, if any amendment, variation or other matter properly comes before the Meeting, the persons named in the form of proxy intend to vote on such other business in accordance with their judgment.

You may indicate the manner in which the persons named in the enclosed proxy are to vote on any matter by marking an “X” in the appropriate space.  If you wish to give the persons named in the proxy a discretionary authority on any matter described in the proxy, then you should leave the space blank.  In that case, the proxy holders nominated by management will vote the shares represented by your proxy in accordance with their judgment.

RETURN OF PROXY

You must deliver the completed form of proxy to the office of the Company’s registrar and transfer agent, Pacific Corporate Trust Company, 10th Floor, 625 Howe Street, Vancouver, B.C., V6C 3B8, or to the Company’s head office at the address listed on the cover page of this Information Circular, not less than 48 hours (Saturdays, Sundays, and holidays excepted) before the scheduled time of the Meeting or any adjournment.

ADVICE TO NON-REGISTERED SHAREHOLDERS

Only shareholders whose names appear on our records or validly appointed proxy holders are permitted to vote at the Meeting.  Most of our shareholders are “non-registered” shareholders because their shares are registered in the name of a  nominee, such as a brokerage firm, bank, trust company, trustee or administrator of a self-administered RRSP, RRIF, RESP or similar plan or a clearing agency such as The Canadian Depository for Securities Limited (a “Nominee”).  If you purchased your shares through a broker, you are likely a non-registered shareholder.

Non-registered holders who have not objected to their Nominee disclosing certain ownership information about themselves to us are referred to as "NOBO's".  Those non-registered Holders who have objected to their Nominee disclosing ownership information about themselves to us are referred to as "OBO's".

In accordance with the securities regulatory policy, we will have distributed copies of the Meeting Materials, being the Notice of Meeting, this Information Circular, and the form of proxy directly to NOBO's and to the Nominees for onward distribution to OBOs.

Nominees are required to forward the Meeting materials to each OBO unless the OBO has waived the right to receive them.  Shares held by Nominees can only be voted in accordance with the instructions of the non-registered shareholder.  Meeting Materials sent to non-registered holders who have not waived the right to receive Meeting Materials are accompanied by a request for voting instructions (a "VIF").  This form is instead of a proxy.  By returning the VIF in accordance with the instructions noted on it a non-registered holder is able to instruct the registered shareholder (or Nominee) how to vote on behalf of the non-registered shareholder.  VIF's, whether provided by the Company or by a Nominee, should be completed and returned in accordance with the specific instructions noted on the VIF.

In either case, the purpose of this procedure is to permit non-registered holders to direct the voting of the Shares which they beneficially own.  Should a non-registered holder who receives a VIF wish to attend the Meeting or have someone else attend on his/her behalf, the non-registered holder may request a legal proxy as set forth in the VIF, which will grant the non-registered holder or his/her nominee the right to attend and vote at the Meeting.  Non-registered holders should carefully follow the instructions set out in the VIF including those regarding when and where the VIF is to be delivered.

REVOCATION OF PROXY

If you are a registered shareholder who has returned a proxy, you may revoke your proxy at any time before it is exercised.  In addition to revocation in any other manner permitted by law, a registered shareholder who has given a proxy may revoke it by either:

(a)

signing a proxy bearing a later date; or

(b)

signing a written notice of revocation in the same manner as the form of proxy is required to be signed as set out in the notes to the proxy.

The later proxy or the notice of revocation must be delivered to the office of the Company’s registrar and transfer agent or to the Company’s head office at any time up to and including the last business day before the scheduled time of the Meeting or any adjournment, or to the Chairman of the Meeting on the day of the Meeting or any adjournment.

If you are a non-registered shareholder who wishes to revoke a proxy authorization form or VIF (voting instructions) or to revoke a waiver of your right to receive Meeting Materials and to give voting instructions, you must give written instructions to your Nominee at least seven days before the Meeting.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or senior officers of the Company, nor any person who has held such a position since the beginning of the last completed financial year of the Company, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting other than the election of directors, the appointment of auditors or the Company's stock option plan, approval of which will be sought at the Meeting.

VOTING SHARES AND PRINCIPAL SHAREHOLDERS

The Company is authorized to issue an unlimited number of common shares without par value, of which 55,892,471 common shares were issued and outstanding as of the record date.  There is one class of shares only.

Persons who are registered shareholders at the close of business on March 17, 2006 will be  entitled to receive notice of, attend, and vote at the Meeting.  On a show of hands, every shareholder and proxy holder will have one vote and, on a poll, every shareholder present in person or represented by proxy will have one vote for each share.  In order to approve a motion proposed at the Meeting, a majority of more than 50% of the votes cast will be required to pass an ordinary resolution, and a majority of at least two-thirds (2/3) of the votes cast will be required to pass a special resolution.

ELECTION OF DIRECTORS

Directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until that person sooner ceases to be a director.  The shareholders will be asked to pass an ordinary resolution to set the number of directors of the Company at four (4) for the next year, subject to any increases permitted by the Company’s Articles.

Unless you provide other instructions, the enclosed proxy will be voted for the nominees listed below, all of whom are presently members of the Board of Directors.  Management does not expect that any of the nominees will be unable to serve as a director.  If before the Meeting any vacancies occur in the slate of nominees listed below, the person named in the proxy will exercise his or her discretionary authority to vote the shares represented by the proxy for the election of any other person or persons as directors.

Management proposes to nominate the persons named in the table below for election as director.  The information concerning the proposed nominees has been furnished by each of them:

Name, Jurisdiction of Residence and Present Office Held	Director Since	Number of Shares Beneficially Owned, Directly or Indirectly, or over which Control or Direction is Exercised(1)	Principal Occupation and, if Not Previously Elected, Principal Occupation during the Past Five Years
Gary Cope (2) President and Director Coquitlam, B.C., Canada	September 9, 2003	309,500	Mining Executive, President of Orko Silver Corp. (Formerly Orko Gold Corporation) and Orex Ventures Inc.
N. Ross Wilmot (2) Director South Surrey, B.C., Canada	April 30, 1997	Nil	Financial Consultant, Cedarwoods Group. Director and officer of several listed companies.
George Cavey Director Vancouver, B.C., Canada	December 4, 2003	Nil	Consulting Geologist, Orequest Consultants Ltd.
Pierre Besuchet(2) Director Geneva, Switzerland	December 26, 2003	Nil	Mining Financier, Director, Lion Mining Corporation Ltd. of London, England; Director South Atlantic Ventures Ltd., Valkyries Petroleum Corp., Etruscan Resources Inc.

(1)

As at March 17, 2006.

(2)

Denotes a member of the audit committee.

All of the nominees reside in Canada , except Pierre Besuchet who is a resident of Switzerland.

No proposed director is or has been, within the past ten years, a director or executive officer of any company that, while that person was acting in that capacity:

(a)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, state the fact and describe the basis on which the order was made and whether the order is still in effect;

(b)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, except as follows:

1.

On April 3, 2002, while Mr. Wilmot was a director and officer of the Company, the Company was subject to a cease trade order in British Columbia for failure to file its financial statements for the year ended October 31, 2001, and for the first quarter ended January 31, 2002 (collectively the “Financial Statements”).  On April 5, 2002, two days after the imposition of the cease trade order, the Company filed the Financial Statements, together with accompanying Annual and Quarterly reports.  On April 8, 2002, the British Columbia Securities Commission revoked the cease trade order.  As a result of the cease trade order, the Exchange suspended trading in the Company’s shares.  Despite the lifting of the cease trade order, the Exchange did not reinstate trading until the Company met its Tier Maintenances requirements, on November 4, 2002.

2.

On June 10, 2003, while Mr. Wilmot was a director and officer of CTF Technologies Inc. (“CTF”), CTF was subject to a cease trade order in British Columbia for failure to file its financial statements for the year ended December 31, 2002, and for the first quarter ended March 31, 2003, due to the Company’s determination in late 2002 that an accounting change to the manner in which it accounted for some of its revenues would be appropriate. CTF is currently dormant and as of the date of this circular, the cease trade order on CTF remains in effect.

No proposed director of the Company is or has been, within the past 10 years, a director or executive officer of any company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

No proposed director of the Company has, within the past 10 years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officer

The table below sets out particulars of compensation paid to the following executive officers for services to the Company during the three most recently completed financial years:

(a)

the individual who served as our chief executive officer or acted in a similar capacity (“CEO”) during the most recently completed financial year;

(b)

the individual who served as our chief financial officer or acted in a similar capacity (“CFO”) during the most recently completed financial year;

(c)

each of our three most highly compensated executive officers, other than the CEO and CFO, who was serving as an executive officer at the end of the most recently completed financial year and whose total salary and bonus exceeded $150,000 per year; and

(d)

any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year,

(each of whom is a “Named Executive Officer”).

Under the definitions described above, we had two "Named Executive Officers" during our financial year ended October 31, 2005, being Mr. Gary Cope, who is currently the Chief Executive Officer ("CEO"), President and a director of the Company and Mr. N. Ross Wilmot, our Chief Financial Officer ("CFO") and a director of the Company.

Summary Compensation Table

Name and Principal Position	Year(1)	Annual Compensation			Long Term Compensation			All Other Compen-sation ($)
					Awards		Payouts
		Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Securities under Options/ SARs (2) Granted	Restricted Shares of Restricted Share Units ($)	LTIP(3) Payouts ($)
Gary Cope CEO and President	2005	Nil	Nil	68,000	275,000	Nil	Nil	Nil
	2004	Nil	Nil	60,000	Nil	Nil	Nil	Nil
	2003	Nil	Nil	15,000	335,000	Nil	Nil	Nil
	2002	Nil	Nil	Nil	Nil	Nil	Nil	Nil
N. Ross Wilmot CFO	2005	Nil	Nil	33,100	100,000	Nil	Nil	Nil
	2004	Nil	Nil	28,500	Nil	Nil	Nil	Nil
	2003	Nil	Nil	41,700	150,000	Nil	Nil	Nil
	2002	Nil	Nil	6,000	Nil	Nil	Nil	Nil

(1)

Financial year ended October 31.

(2)

Stock appreciation rights.  The Company has not granted any SARs.

(3)

Long-term incentive plan.  The Company does not have any LTIPs.

Incentive Stock Options to Named Executive Officers

We granted options to Named Executive Officers during the most recently completed financial year as disclosed in the following table.

Options Granted to Named Executive Officers

Name and Principal Position	Number of Options Granted
Gary Cope CEO and President	275,000
N. Ross Wilmot CFO	100,000

No Named Executive Officer exercised an option during the most recently completed financial year.

The following table discloses the particulars of options exercised during the last financial year by any Named Executive Officer and the value of unexercised options held by the Named Executive Officers:

Aggregated Option/SAR Exercises During the Most Recently
Completed Financial Year and Financial Year-End Option/SAR Values

Name of Executive Officer	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SARs(1) at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised in the Money Options/SARs at Financial Year-End ($) Exercisable/ Unexercisable
Gary Cope CEO	Nil	Nil	610,000/Nil	$107,200/Nil
N. Ross Wilmot CFO	Nil	Nil	250,000/Nil	$48,000/Nil

(1)

We have not granted any SARs.

No options granted to any Named Executive Officers were repriced downwards during the last financial year.

Termination of Employment, Change in Responsibilities, and Employment Contracts

We have no plan or arrangement to pay or otherwise compensate any Named Executive Officer if his employment is terminated as a result of resignation, retirement, change of control, etc. or if his responsibilities change following a change of control, where the value of this compensation exceeds $100,000 per Named Executive Officer.

Other compensation to Named Executive Officers (i.e., through management agreements, employment agreements, etc.

The terms of employment for the Ross Wilmot are verbal.  The terms of employment for Gary Cope are specified in the written agreement reached on March 31, 2005. The Summary Compensation Table above summarizes the compensation we paid to the Named Executive Officers during the last financial year.  The verbal agreements may be terminated by either the Company or the Named Executive Officers on reasonable notice.

Compensation of Directors

We did not pay our directors in their capacities as directors during the most recently completed financial year.  No directors received compensation for committee participation, special assignments for services as consultants or experts.

We granted options to directors during the most recently completed financial year as disclosed in the following table.  Two of the directors are Named Executive Officers and their options are also disclosed elsewhere.

Options Granted to Directors

Name	Number of Options Granted
Gary Cope	275,000
Ross Wilmot	100,000
Pierre Besuchet	100,000
George Cavey	40,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The only equity compensation plan which we have in place is our stock option plan dated April 2005. (the “ 2005 Plan”).  During our most recently completed financial year we also issued warrants exercisable into common shares of the Company; however these were issued to investors pursuant to private placements of the Company, and not as part of an equity compensation plan.  The following table sets out information about the 2005 Plan under which equity securities of the Company are authorized for issuance.  Information in the table is given as of October 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	3,030,000	$0.26	472,206
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	3,030,000	$0.26	472,206

The 2005 Plan was approved by shareholders at our 2005 annual general meeting.  See below under "Particulars of Matters to be Acted On" for information about the Company's Stock Option Plan for which approval of the shareholders will be sought at the Meeting.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of our directors or senior officers, proposed nominees for election as directors, or associates of any of them, is or has been indebted to the Company or its subsidiaries at any time since the beginning of the most recently completed financial year and no indebtedness remains outstanding as at the date of this Information Circular.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person of the Company, no proposed nominee for election as a director of the Company, and no associate or affiliate of any of these persons, has any material interest, direct or indirect, in any transaction since the commencement of our last financial year or in any proposed transaction, which, in either case, has materially affected or will materially affect the Company or any of our subsidiaries, other than as disclosed under the headings “Executive Compensation” and “Particulars of Matters to be Acted On”.

An “informed person” means:

(a)

a director or executive officer of the Company;

(b)

a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company;

(c)

any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company other than voting securities held by the person or company as underwriter in the course of a distribution; and

(d)

the Company if it has purchased, redeemed or otherwise acquired any of its securities, so long as it holds any of its securities.

AUDIT COMMITTEE

As at the date hereof, the Audit Committee is composed of Gary Cope, Ross Wilmot and Pierre Besuchet.  All of the members of the Audit Committee are "financially literate".  The text of the Audit Committee Charter is attached below:

Charter of the Audit Committee of the Board of Directors

of Orko Silver Corp. (Formerly Orko Gold Corporation)
(the "Company")

Article 1 – Mandate and Responsibilities

The Audit Committee is appointed by the board of directors of the Company (the "Board") to oversee the accounting and financial reporting process of the Company and audits of the financial statements of the Company.  The Audit Committee's primary duties and responsibilities are to:

(a)

recommend to the Board the external auditor to be nominated for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Company;

(b)

recommend to the Board the compensation of the external auditor;

(c)

oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting;

(d)

pre-approve all non-audit services to be provided to the Company or its subsidiaries by the Company's external auditor;

(e)

review the Company's financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses this information;

(f)

be satisfied that adequate procedures are in place for the review of all other public disclosure of financial information extracted or derived from the Company's financial statements, and to periodically assess the adequacy of those procedures;

(g)

establish procedures for:

(i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii)

the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

(h)

review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company.

The Board and management will ensure that the Audit Committee has adequate funding to fulfill its duties and responsibilities.

The Company is relying on the exemption provided by section 6.1 of MI 52-110 by virtue of the fact that it is a venture issuer.  Section 6.1 exempts the Company from the requirements of Parts 3 (Composition of the Audit Committee) and 5 (Reporting Obligations) of MI 52-110.

Audit Fees and Audit-Related Fees

The aggregate fees unbilled/billed by the Company's external auditor for financial year 2005 for audit and assurance and related services were approximately $4,300 (2004 - $3,900

Tax Fees

The aggregate fees unbilled/billed for tax compliance, tax advice and tax planning services by the Company's external auditor for financial year 2005 were approximately $Nil (2004 - $Nil).

All Other Fees

The aggregate fees billed by the Company's external auditor for financial year 2005 for review of unaudited interim financial statements, compilation of consolidated financial statements and related services were Nil (2004 - $Nil).

CORPORATE GOVERNANCE

The following is disclosure of the Company’s corporate governance practices in Form 58-101F2 as required by National Instrument 58-101 Disclosure of Corporate Governance Practices..

(a)

Board of Directors

The Board, at present, is composed of four directors, two of whom are executive officers of the Company and two of whom are considered to be “independent”, as that term is defined in applicable securities legislation.  Mr. Besuchet and Mr. Cavey are considered to be independent directors.  Mr. Gary Cope, by reason of his being the President, Chief Executive Officer of the Company and Mr. Wilmot, by reason of his office of Chief Financial Officer, are not.  In determining whether a director is independent, the Board chiefly considers whether the director has a relationship which could, or could be perceived to, interfere with the director's ability to objectively assess the performance of management.

The Board is responsible for approving long-term strategic plans and annual operating plans and budgets recommended by management.  Board consideration and approval is also required for material contracts and business transactions, and all debt and equity financing transactions.

The Board delegates to management responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Company’s business in the ordinary course, managing the Company’s cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements.  The Board also looks to management to furnish recommendations respecting corporate objectives, long-term strategic plans and annual operating plans.

(b)

Directorships

Certain of the directors of the Company are also directors of other reporting issuers (or equivalent) in a jurisdiction or a foreign jurisdiction as follows:

Name of director	Other reporting issuer (or equivalent in a foreign jurisdiction)
Gary Cope	Orex Ventures Inc.
Ross Wilmot	Avigo Resources Corp., Orex Ventures Inc., CTF Technologies Inc., Verb Exchange Inc.
George Cavey	Orex Ventures Inc., Ripple Lake Diamonds Inc., Tri-Gold Resources Corp., Icon Industries Ltd., Staccato Gold Resources Ltd.
Pierre Besuchet	Lundin Mining Corporation, Lion Mining Corp., Etruscan Resources Inc.

(c)

Orientation and Continuing Education

The Company has not yet developed an official orientation or training program for new directors.  As required, new directors will have the opportunity to become familiar with the Company by meeting with the other directors and with officers of the Company.  Orientation activities will be tailored to the particular needs and experience of each director and the overall needs of the Board.

(d)

Ethical Business Conduct

The Board monitors the ethical conduct of the Company and ensures that it complies with applicable legal and regulatory requirements, such as those of relevant securities commissions and stock exchanges.  The Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law, as well as the restrictions placed by applicable corporate legislation on the individual director’s participation in decisions of the Board in which the director has an interest, have been sufficient to ensure that the Board operates independently of management and in the best interests of the Company.

(e)

Nomination of Directors

The Board has not appointed a nominating committee because the Board fulfills these functions.

(f)

Compensation

The Board of Directors, along with the Compensation Committee, is responsible for determining all forms of compensation, including long-term incentive in the form of stock options, to be granted to the Chief Executive Officer of the Company and the directors, and for reviewing the Chief Executive Officer’s recommendations respecting compensation of the other officers of the Company, to ensure such arrangements reflect the responsibilities and risks associated with each position.  When determining the compensation of its officers, the Board considers: i) recruiting and retaining executives critical to the success of the Company and the enhancement of shareholder value; ii) providing fair and competitive compensation; iii) balancing the interests of management and the Company’s shareholders; and iv) rewarding performance, both on an individual basis and with respect to operations in general.

(g)

Committees of the Board of Directors

The Board has appointed an Audit Committee, the members of which are the following:

Audit Committee
Gary Cope
Ross Wilmot
Pierre Besuchet

A description of the function of the Audit Committee can be found in this Circular under Audit Committee.

(h)

Assessments

The Board has not, as yet, adopted formal procedures for assessing the effectiveness of the Board, its Audit Committee or individual directors.

APPOINTMENT OF AUDITOR

Unless otherwise instructed, the proxies given in this solicitation will be voted for the re-appointment of Manning Elliott, Chartered Accountants, of 1050 West Pender Street, Vancouver, British Columbia, as our auditor to hold office until the next annual general meeting.  We propose that the Board of Directors be authorized to fix the remuneration to be paid to the auditor.  Manning Elliott was first appointed our auditor on November 21, 1996.

Our audit committee recommends the election of Manning Elliott, Chartered Accountants, of Vancouver, British Columbia, as our auditor to hold office until the Company’s next annual general meeting.  We propose that the Board of Directors be authorized to fix the remuneration to be paid to the auditor.

Unless otherwise instructed, the proxies solicited by management will be voted for the appointment of Manning Elliott, Chartered Accountants, as the Company’s auditor.

MANAGEMENT CONTRACTS

Management functions of the Company are substantially performed by directors or senior officers of the Company and not to any substantial degree by any other person with whom the Company has contracted other than for Mr. Minaz (Mike) Devji.  Mr. Devji is a corporate finance consultant who has been retained by the Company to provide corporate finance advice for a fee of $5,000 per month.  Under the terms of Mr. Devji's agreement, he may also be paid finder's fees for investments in the Company arranged by him.

PARTICULARS OF MATTERS TO BE ACTED ON

INCENTIVE STOCK OPTION PLAN

Management seeks shareholder approval for the adoption of a formal stock option plan (the “Stock Option Plan”) in accordance with and subject to the rules and policies of the TSX Venture Exchange (the “Exchange”).  The Exchange requires all companies listed on the Exchange who want to issue stock options to adopt a formal stock option plan.  The Stock Option Plan is being established to provide incentive to employees, directors, officers, management companies and consultants who provide services to the Company.  The intention of management in proposing the Stock Option Plan is to increase the proprietary interest of such persons in the Company and thereby aid the Company in attracting, retaining and encouraging the continued involvement of such persons with the Company.

It is proposed that under the Stock Option Plan, which will be subject to approval by the Exchange, the total number of common shares allotted and reserved for future issuance will be equivalent to 10% of the issued and outstanding share capital of the Company from time to time.  This type of plan is often referred to as a 10% "rolling" plan. The Company is presently classified as a Tier 2 Issuer by the Exchange.

Disinterested Shareholder Approval

The Company’s common shares trade on the Exchange, which requires that listed companies obtain the approval of their shareholders for stock option plans.  A company whose shares are listed on the Exchange must obtain “disinterested shareholder approval” of stock options where:

(a)

The plan reserves for issuance pursuant to stock options a number of shares equivalent to a “rolling” percentage of the Company’s issued and outstanding share capital;

(b)

a stock option plan, together with all of the company’s other previously established or proposed stock option grants could result at any time in:

(i)

the number of shares reserved for issuance pursuant to stock options granted to Insiders exceeding 10% of the outstanding issued shares;

(ii)

the issuance to Insiders, within a one year period of a number of shares exceeding 10% of the outstanding issued shares; or

(iii)

the issuance to any one Insider and such Insider’s associates, within a one year period of a number of shares exceeding 5% of the outstanding issue (the ability to grant in excess of 5% per year to Insiders is restricted to Tier 1 companies); or

(c)

the company is decreasing the exercise price of stock options previously granted to Insiders.

Where these situations apply, the share compensation arrangement must be approved by a majority of the votes cast at the shareholders meeting other than votes attaching to securities beneficially owned by:

(a)

Insiders to whom shares may be issued pursuant to the stock option plan; and

(b)

associates of persons referred to in (a).

Non-voting and subordinate voting shares are to be given full voting rights in these circumstances.

The term “Insider” is defined in the Securities Act (British Columbia) and generally includes (i) directors and senior officers of the Company, (ii) directors or senior officers of a company that is an Insider or subsidiary of the Company, and (iii) holders of greater than 10% of the voting securities of the Company.  All of the Company’s directors and senior officers are Insiders, and as such they and their associates may not vote on the resolution.

Within the meaning of Exchange policies, the term “associate” means, when used to indicate a relationship with any person:

(a)

a company of which that person beneficially owns or controls, directly or indirectly, voting securities entitling him or her to more than 10% of the outstanding voting rights; or

(b)

a partner of that person;

(c)

a trust or estate in which that person has a substantial benefit interest or for which that person serves as trustee or in a similar capacity;

(d)

in the case of a person who is an individual, that person’s spouse or child or any relative of that person or of his spouse who has the same residence as that person.

The Company’s Insiders will participate in the Company’s new Stock Option Plan and will in all likelihood acquire the majority of shares allocated under the Stock Option Plan.  Accordingly, management is seeking disinterested shareholder approval for the new Stock Option Plan.

Terms of the Stock Option Plan

A full copy of the Stock Option Plan will be available at the Annual General and Special Meeting for review by shareholders.  Shareholders may also obtain copies of the Stock Option Plan from the Company prior to the meeting on written request.  The following is a summary of the material terms of Stock Option Plan:

Number of Shares Reserved.  The number of common shares reserved for issuance under the Stock Option Plan is 10% of the number of common shares outstanding at any given time.

Administration.  The Stock Option Plan is to be administered by the Board of Directors of the Company or by a committee to which such authority is delegated by the Board from time to time.

Eligible Persons.  The Stock Option Plan provides that stock options may be issued only to directors, senior officers, employees, full-time dependent contractors and consultants and part-time dependent contractors of the Company or of any of its affiliates or subsidiaries, to employees of consultant companies providing management or administrative services to the Company, and to consultant companies themselves.  Such persons and entities are referred to herein as “Eligible Persons”.

Board Discretion.  The Stock Option Plan provides that, generally, the number of shares subject to each option, the exercise price, the expiry time, the extent to which such option is exercisable and other terms and conditions relating to such options shall be determined by the Board of Directors of the Company or any committee to which such authority is delegated by the Board from time to time.

Maximum Term of Options.  Options granted under the Stock Option Plan will be for a term not exceeding five years from the date of grant for so long as the Company is a Tier 2 Issuer, and for a term of not exceeding ten years if the Company becomes a Tier 1 Issuer.

Maximum Options per Person.  The number of shares reserved for issuance to any one option holder pursuant to options granted under the Stock Option Plan during any twelve month period may not exceed 5% (or, in the case of a Consultant, 2%) of the outstanding shares of the Company at the time of grant.  The number of shares reserved for issuance to Consultants and Employees who are engaged in investor relations activities is limited to an aggregate of 2% of the outstanding shares of the Company at the time of grant.

No Assignment.  The options may not be assigned or transferred.

Termination Prior to Expiry.  Generally, Options must expire and terminate on a date stipulated by the Board at the time of grant and, in any event, must terminate not later than 30 days following the date on which the option holder ceases to be an Eligible Person, or immediately if the option holder was conducting investor relations activities.  If an option holder dies, the options of the deceased option holder will be exercisable by his or her estate for a period not exceeding 12 months or the balance of the term of the options, whichever is shorter.

Exercise Price.  Options granted under the terms of the Stock Option Plan will be exercisable at a price which is not less than the Discounted Market Price, as that term is defined in the Exchange policy manual as of the date hereof, or such other minimum price as is permitted by the Exchange in accordance with its policies from time to time.

Full Payment for Shares.  The Company will not issue shares pursuant to options granted under the Stock Option Plan unless and until the shares have been fully paid for.  The Company will not provide financial assistance to option holders to assist them in exercising their options.

Reduction of Exercise Price.  The exercise price of stock options granted to Insiders may not be decreased without disinterested shareholder approval (as described above).

Termination of Plan.  The Stock Option Plan will terminate when all of the options have been granted or when the Stock Option Plan is otherwise terminated by the Company.  Any options outstanding when the Stock Option Plan is terminated will remain in effect until they are exercised or they expire.

We estimate that our insiders and their associates to whom shares may be issued on the exercise of stock options beneficially own 309,500 common shares.  At the Meeting, these shares will not be counted for the purpose of approving the Plan.

OTHER MATTERS

The management does not know of any other matters to come before the Meeting other than those referred to in the Notice of Meeting and further described above.  Should any other matters properly come before the Meeting, the shares represented by the Proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the Proxy.

Additional information about the Company is on SEDAR at www.sedar.com.  Securityholders may contact the Company to request copies of the Company's financial statements and MD&A by calling (604) 684-4691 or sending an e-mail to info@orkosilver.com.  Financial information is provided in the Company's comparative financial statements and MD&A for its most recently completed financial year.

DATED at Vancouver, British Columbia, this 24th day of March, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS

"Gary Cope"

President